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                                                                    Exhibit 10.6

                  FORM OF ADMINISTRATIVE SERVICES AGREEMENT

         This Administrative Services Agreement (the "Agreement"), dated as of ___________, 1999, by and between americangreetings.com, inc., a Delaware corporation ("AG.COM"), and American Greetings Corporation, an Ohio corporation ("AG").

         WHEREAS, AG and AG.COM have entered into that certain Separation Agreement, dated __________ , 1999 (the "Separation Agreement"), and, simultaneously with the execution and delivery of this Agreement, intend to consummate the transactions contemplated by the Separation Agreement; and

         WHEREAS, AG.COM and AG desire to enter into certain agreements concerning administrative services to be offered and/or provided by AG to AG.COM and its Subsidiaries.

         NOW, THEREFORE, for and in consideration of the premises and other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. DEFINITIONS: All capitalized terms used in this Agreement but not defined will have the same meanings ascribed to such terms in the Separation Agreement.

2. PROVISION OF SERVICES: During the Term (as defined in SECTION 3 below), AG shall cause one or more members of the AG Group to offer and, at AG.COM's election, provide to AG.COM and its Subsidiaries, such administrative services as AG.COM may reasonably request for their respective business operations and provide AG.COM and its Subsidiaries with full use of the office space at AG's headquarters primarily used by AG.COM and its Subsidiaries as of the date of this Agreement (the "Office Space") for their operations (collectively, the "Services"). AG shall have no obligation to provide the Services at levels in excess of those in which AG regularly had provided such Services for the operation of AG.COM's business prior to the date of the Separation Agreement. Such Services may include, by way of example, human resource administration, finance administration and legal services. At AG.COM's request, the parties will confer to discuss what, if any, Services AG.COM wishes to request, the actual Service Fees (as defined herein) that would be chargeable by AG for such Services and the timing of the implementation of such Services. With respect to any Services that AG.COM wishes to be provided hereunder, for itself or any of its Subsidiaries, the parties shall establish in writing the nature of the Services, the Service Fees chargeable therefor and the timing of the implementation of such Services. Nothing in this Agreement will be construed to prohibit AG.COM or any of its Subsidiaries from contracting with third parties to provide any of the Services or from undertaking to perform the Services itself, and nothing in this Agreement will be construed to prohibit AG from undertaking to provide additional services to AG.COM other than as contemplated by this Agreement, on terms and conditions mutually satisfactory to the parties. Additionally, unless expressly provided otherwise pursuant to an Ancillary Agreement, actions taken in connection with any member of the AG Group's ownership interest in AG.COM or pursuant to any contract rights granted to any member of the AG Group (including by way of example, but not limited to, audits of the AG Group in connection with the preparation of consolidated tax


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         returns or internal audits requested by AG) that are not a result of a specific request by AG.COM for Services hereunder, shall be at AG's sole cost and expense and shall not be deemed to be part of the Services provided hereunder.

3. TERM: The term of the provision of Services under this Agreement (the "Term") will commence on the Closing Date and will expire on the End Date unless earlier terminated as set forth in Section 4.

4.       EARLY TERMINATION OF SERVICES:

         4.1. EARLY TERMINATION BY AG. AG may cause the AG Group to terminate any or all Services provided hereunder (i) upon the occurrence of a Reversion Event or (ii) at any time following AG.COM's material breach of its payment obligations hereunder and AG.COM's failure to cure such breach within ten (10) days after receipt of written notice from AG. Notwithstanding anything to the contrary contained in this Agreement, following the second anniversary of this Agreement, AG may cause the AG Group to terminate any or all Services provided hereunder upon one hundred twenty (120) days' prior written notice to AG.COM and may elect not to provide any Services thereafter requested by AG.COM.

         4.2. EARLY TERMINATION BY AG.COM. AG.COM may terminate its receipt of any or all of the Services provided by AG or its agents, for any reason or no reason, upon not less than one hundred twenty (120) days' prior written notice to AG. Notwithstanding any notice by AG.COM to terminate any Services, no termination will become effective until the completion of such Services as AG.COM may reasonably request AG to complete so as to minimize disruption of its business operations. Upon termination of any Services, AG will cooperate with AG.COM in providing assistance reasonably requested by AG.COM relating to the transition of the provision of the Services to AG.COM or any other entity and such assistance shall be chargeable to AG.COM as Services.

5. THIRD PARTY SUPPLIERS. AG covenants that it will not enter into agreements with third parties ("Third Party Suppliers") to provide goods or services for the benefit of AG.COM or any of its Subsidiaries without the prior written consent of AG.COM unless such agreements provide for termination by AG without penalty upon not less than one hundred twenty (120) days' notice. Any agreements with Third Party Suppliers entered into by AG which by their terms do not provide for termination by AG without penalty upon less than one hundred twenty
         (120) days' notice but which AG.COM had consented to in writing, shall be referred to as the "Permitted Third Party Agreements." If AG.COM terminates its receipt of any Services prior to the expiration of the Term, with respect to each Permitted Third Party Agreements relating to exclusively such Services, AG.COM shall, at its election, either (A) assume such Permitted Third Party Agreements effective upon termination of such Services, or (B) reimburse AG for any monies due pursuant to such Permitted Third Party Agreements either as a result of such termination or after such termination.

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6.       FEES: In consideration of AG's performance of the Services during the
         Term, AG.COM hereby agrees to pay AG fees (the "Service Fees") equal to AG's actual costs plus ten percent (10%). For purposes of this Agreement, actual costs means all costs and expenses directly incurred by AG excluding: (i) any costs or expenses associated with AG's overhead, (ii) any advertising or promotion costs or expenses, (iii) any interest payments, and (iv) any costs or expenses associated with personnel of AG or the AG Group other than the allocable portion of the base salary of any AG Group employee directly providing or supervising Services plus twenty-three percent (23%) of such base salary charge (representing the total amount chargeable in respect of any fringe benefits of any AG Group employee). Notwithstanding anything to the contrary contained in this Agreement, AG.COM agrees to pay AG fees and charges for its use of the Office Space at AG's standard rate of fees and charges for such use, consistent with past practice. AG will provide to AG.COM a monthly invoice by the thirtieth (30th) day of each month, setting forth in reasonable detail the Service Fees payable by AG.COM for Services rendered by AG during the preceding month. All invoices will be due and payable thirty (30) days following receipt of invoice. Overdue payments shall bear interest at the prime rate (as published in The Wall Street Journal on the first date such payments become overdue). All disputes regarding any invoice amounts will be resolved pursuant to the dispute resolution procedures set forth in
         Section 8.09 of the Separation Agreement.

7. WARRANTIES. AG hereby warrants to AG.COM and its Subsidiaries as follows:

         7.1. AG will use reasonable efforts to perform the Services in a competent manner, consistent with the manner in which AG regularly had provided such Services for the operation of AG.COM's business prior to the date of the Separation Agreement and consistent with the manner in which AG provides such Services for operation of its own business. Notwithstanding anything to the contrary contained in this Agreement, AG makes no warranty to AG.COM as to the adequacy or suitability of the Services for AG.COM's or its Subsidiaries' needs.

         7.2. The provision of the Services will not violate or in any way infringe upon or violate the rights of any third parties, including, but not limited to, copyrights, patents, trade secrets, contractual rights, employment rights, and other proprietary rights.

8. INDEMNITY. Sections 6.02 through 6.11 of the Separation Agreement shall govern indemnification obligations and claims under this Agreement and are hereby incorporated by reference herein.

9. INDEPENDENT CONTRACTOR STATUS: The parties are and intend to be independent contractors with respect to the Services to be provided hereunder. None of AG, any member of the AG Group or any of their respective employees and agents will be considered as having an employee status with AG.COM or will be entitled to participate in any of AG.COM's employee benefit programs including, but not limited to, workers' compensation and disability insurance, group health and dental insurance, unemployment insurance, retirement plans, and stock-based benefits or plans. AG will not act as an agent of

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         AG.COM and will not be entitled to enter into any agreements or incur any obligations on behalf of AG.COM. No form of joint employer, joint venture, partnership, or similar relationship between the parties is intended or hereby created. As an independent contractor, AG will be solely responsible for: (a) determining the means and methods for performing the Services provided under this Agreement; and (b) persons employed by AG and engaged in the performance of the specified work, including responsibility for all applicable employee-related tax, salary and benefit programs, and AG further agrees to indemnify and hold AG.COM and its Subsidiaries harmless from and against any and all Liability, claims, penalties, costs, and taxes related thereto.

10. AUDIT RIGHTS. AG.COM (or its authorized representatives) will have the right, at its sole expense, at any time upon ten (10) days' prior written notice but no more than once every twelve (12) months, to perform an audit of the Services provided hereunder and the Services Fees being charged hereunder. Such audit shall be limited to Services provided and Service Fees charged during the two (2) year period immediately prior to the commencement of such audit. Pursuant to such audit, AG will have full and complete access, during normal business hours and upon reasonable notice, to AG's books and records and AG will provide AG.COM with such information and assistance, as reasonably requested by AG.COM to perform the audits. Subject to AG's obligations as set forth in this Section, AG may terminate AG.COM's right to perform a given audit in the event AG.COM fails to complete such audit within four (4) months of its commencement. Any discrepancies found during any audit shall be rectified upon written demand.

11. ACCESS TO BOOKS AND RECORDS. Upon termination of any Services hereunder, AG shall deliver to AG.COM copies of all books and records of AG related to the performance of such Services to the extent such books and records are separable from AG's other books and records. To the extent such books and records are not separable and AG has not supplied AG.COM with copies of such books and records, AG will provide AG.COM with full and complete access to such books and records for as long as such books and records must be retained to comply with Applicable Law and in any event for no less than five (5) years following termination of such Services.

12. CONFIDENTIAL INFORMATION. The parties hereby acknowledge that their personnel may gain access to information that the other party deems to be confidential and/or proprietary and that has commercial value. As used herein, "Confidential Information" means any and all proprietary business information of the disclosing party that does not constitute a Trade Secret (as hereinafter defined), including any such information of which the receiving party becomes aware as a result of its performance under this Agreement. As used herein, "Trade Secrets" means information related to the business of the disclosing party that derives economic value, actual or potential, from not being generally known to or readily ascertainable by other persons who can obtain economic value from its disclosure or use and is the subject of efforts by the disclosing party that are reasonable under the circumstances to maintain its secrecy. For purposes of this Agreement, "Company Information" means both Confidential Information and Trade Secrets. Each party shall use the same care to prevent disclosing to third parties the Company Information of the other party as it employs to avoid disclosure, publication, or

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         dissemination of its own information of a similar nature, but in no event less than a reasonable standard of care. Each party covenants that its employees and agents will be bound by the obligations of this Section. Furthermore, except as contemplated by this Agreement in the rendering of Services hereunder, neither party shall: (a) make any use of the other party's Company Information; (b) acquire any right in or assert any lien against the other party's Company Information; or (c) refuse to promptly return, provide a copy of, or destroy the other party's Company Information upon request of the other party. Notwithstanding the foregoing, the limitations in this Section shall not apply to any information that the receiving party can demonstrate:
         (i) was in the public domain at the time of disclosure to it; (ii) was published or otherwise became a part of the public domain, after disclosure to the receiving party, through no fault of its own; (iii) was in the possession of the receiving party at the time of disclosure to it from a third party who had a lawful right to such information and disclosed such information to it, without a breach of duty owed to the disclosing party; or (iv) was independently developed by the receiving party without reference to Company Information of the disclosing party.

13. MISCELLANEOUS. Section 8.01 and Sections 8.03 through 8.10 of the Separation Agreement shall govern this Agreement and are hereby incorporated by reference herein; provided, however, that (i) any reference to "Agreement" in the above-mentioned Sections of the Separation Agreement shall be deemed to refer to this Administrative Services Agreement, and (ii) any reference to "Ancillary Agreements" in
         Section 8.06 of the Separation Agreement shall be given no force or effect.



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         IN WITNESS WHEREOF, AG.COM. and AG have each caused this Administrative
Services Agreement to be executed by their respective authorized officers, all as of the date first above written.


                                             AMERICANGREETINGS.COM, INC.


                                             By:
                                                --------------------------------

                                             Print Name:
                                             Title:



                                             AMERICAN GREETINGS CORPORATION


                                             By:
                                                --------------------------------

                                             Print Name:
                                             Title:

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